Exhibit (a)(5)(ff)

Madrid/Roma, 26 de septiembre de 2007
COMISIÓN NACIONAL DEL MERCADO DE VALORES
Dirección de Mercados Primarios
Paseo de la Castellana, 19
28046 Madrid

Muy señores nuestros:	Dear Sirs,

En cumplimiento de lo dispuesto en el Artículo 82 de la Ley 24/1988, de 28 de julio, de Mercado de Valores ACCIONA, S.A. y ENEL ENERGY EUROPE S.r.l.(en lo sucesivo conjuntamente denominadas como los “Oferentes”), comunican el siguiente:
In compliance with section 82 of Act 24/1988, of July 28th, on the Securities Market ACCIONA, S.A. and ENEL ENERGY EUROPE S.r.l. (hereinafter jointly referred to as the “Offerors”), hereby report the following:

HECHO RELEVANTE	RELEVANT INFORMATION

Los Oferentes ponen en conocimiento general que, puesto que los acuerdos de modificación de estatutos adoptados por la Junta General Extraordinaria de Accionistas de ENDESA, S.A. celebrada en el día de ayer, 25 de septiembre de 2007, han quedado debidamente inscritos en el Registro Mercantil de Madrid, dan por cumplida la condición descrita en el apartado II.8.2 (“Modificación de los Estatutos Sociales de ENDESA”) del Folleto Explicativo de la Oferta Pública de Adquisición del 100% de las Acciones de ENDESA, S.A., registrado en la CNMV.
The Offerors make public that, since the resolutions amending the corporate bylaws adopted by the Special General Shareholders meeting of ENDESA, S.A. held yesterday, September 25, 2007, have been duly recorded with the Madrid Commercial Registry, the precedent condition described in paragraph II.8.2 (“Amendment of ENDESA´s By-laws”) of the Prospectus (Folleto Explicativo) of the Public Tender Offer for the acquisition of 100% of the shares in ENDESA, S.A. fileded with the CNMV has been fully complied with.
Atentamente/Yours faithfully,